Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER RESULTS

Houston, TX – February 19, 2008 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $18.8 million, or $0.29 per diluted share, for the fourth quarter of 2007. This represents a $4.4 million increase from the fourth quarter of 2006 net income of $14.4 million, or $0.22 per diluted share. Fourth quarter 2007 net income was favorably impacted by a tax benefit of $8.0 million, or $0.12 per diluted share, related to the reorganization of several subsidiaries. Fourth quarter 2006 net income was favorably impacted by a tax benefit of $6.5 million, or $0.10 per diluted share related to the resolution of certain tax matters. Sales for the fourth quarter of 2007 were $850.6 million and income from operations for the fourth quarter of 2007 was $20.0 million. This compares with net sales of $523.9 million and income from operations of $8.5 million in the fourth quarter 2006. The increase in sales is the result of higher polyethylene sales volumes attributable to the November 30, 2006 acquisition of Eastman Chemical’s polyethylene business in Longview, Texas and higher sales prices. The increase in income from operations was due to stronger earnings in the Olefins segment. Higher selling prices and sales volumes for polyethylene were partially offset by higher feedstock costs. In addition, income from operations for the Olefins segment in the fourth quarter 2006 was adversely impacted by an unscheduled outage at one of the ethylene units in Lake Charles, Louisiana resulting from mechanical problems with a compressor that required extended maintenance. The increase in income from operations was partially offset by continued weakness in the Vinyls segment and its downstream businesses, which were impacted by the slowdown in the construction market. Margins in the vinyls segment weakened primarily due to rising feedstock costs and the inability to raise prices sufficiently to cover these cost increases.

Fourth quarter 2007 results were favorably impacted by the utilization of the first-in, first-out (FIFO) inventory accounting method as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry. This was due primarily to rising feedstock costs.

Fourth quarter 2007 net income decreased $19.5 million, or $0.30 per diluted share, from the $38.3 million net income, or $0.59 per diluted share, reported in the third quarter of 2007. Fourth quarter income from operations decreased $39.8 million from the $59.8 million reported in the third quarter of 2007, while net sales increased by $10.4 million from the $840.2 million reported in the third quarter of 2007. The increase in sales was primarily due to higher selling prices for polyethylene, PVC resin and caustic which were partially offset by lower sales volumes for PVC resin and pipe. Income from operations declined in the fourth quarter primarily due to sharp increases in ethane and propane feedstock costs. Price increases for both polyethylene and PVC resin were not sufficient to offset these higher costs. In addition, seasonal slowdowns compounded the continued weakness in the Vinyls segment.

For the year ended December 31, 2007, net income was $114.7 million, or $1.76 per diluted share, on net sales of $3,192.2 million. This represents a decrease of $79.9 million, or $1.22 per diluted share, from the year ended December 31, 2006 net income of $194.6 million, or $2.98 per diluted share, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006, and a tax benefit which increased net income by $10.2 million, or $0.16 per diluted share, related to the resolution of certain tax matters. Net income in 2007 was positively impacted by a tax benefit of $8.0 million, or $0.12 per diluted share. Sales for the year ended December 31, 2007 increased from 2006 sales of $2,484.4 million to $3,192.2 million, primarily due to higher sales volumes for polyethylene. The significant increase in polyethylene sales for 2007 was primarily a result of the additional volume from the Longview acquisition and was partially offset by lower average sales prices for our products. Income from operations was $174.7 million for the year ended December 31, 2007 as compared to $313.3 million for the year ended December 31, 2006. The 2007 results have been negatively impacted by a number of factors including a slowdown in construction and a dramatic drop in margins that began early in the fourth quarter of 2006. The Olefins segment continued to experience strong end market demand in 2007 largely due to healthy domestic demand for polyethylene and strong exports. Olefins margins, however, were negatively impacted by rising feedstock costs and a trading loss of $1.0 million in 2007 compared to a trading gain of $18.6 million in 2006. Income from operations benefited from earnings from our Longview facility which was acquired in November 2006. Our Vinyls segment margins deteriorated throughout 2007 primarily due to the industry’s inability to raise prices in the downstream products in order to cover the significant increase in feedstock costs.

Albert Chao, President and Chief Executive Officer, said, “We experienced a significant increase in feedstock costs, a seasonal slowdown in business and continued negative impact of the slowdown in construction spending in the fourth quarter of 2007. Polyethylene volumes, however, remained solid and polyethylene selling prices have increased but not sufficiently to offset the rising feedstock costs during 2007. We remain concerned with the continued weakness in the construction market, high energy prices and the effects this may have on the U.S. economy and our business”.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2007 increased $12.0 million to $47.8 million compared to the $35.8 million in the fourth quarter of 2006. EBITDA for the fourth quarter of 2007 decreased to $47.8 million compared to $86.8 million of EBITDA in the third quarter of 2007. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $62.2 million and capital additions were $135.7 million for the year ended December 31, 2007. At December 31, 2007, the Company had $24.9 million of cash and $199.5 million of restricted cash, and the Company’s debt was $511.4 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for facilities in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment increased by $28.2 million to $25.6 million in the fourth quarter of 2007 from a loss from operations of $2.6 million reported in the fourth quarter of 2006. This increase resulted primarily from higher polyethylene margins as higher selling prices more than offset higher feedstock costs. In addition, the fourth quarter of 2006 was negatively impacted by an unscheduled outage and maintenance turnaround at one of the Company’s ethylene units in Lake Charles, Louisiana. These increases were partially offset by trading activity which resulted in a loss in the fourth quarter of 2007 of $7.4 million as compared to a $1.0 million gain in the fourth quarter of 2006.

Fourth quarter 2007 income from operations for the Olefins segment decreased by $31.4 million from the $57.0 million reported in the third quarter of 2007. This decrease was primarily due to sharp increases in ethane and propane feedstock costs which were only partially offset by higher polyethylene selling prices. Polyethylene sales volumes were essentially unchanged in the fourth quarter as compared to the third quarter. Trading activity resulted in a loss of $7.4 million in the fourth quarter of 2007 as compared to a gain of $1.6 million in the third quarter of 2007.

Income from operations for the Olefins segment decreased $8.3 million, or 5.2%, to $152.6 million for the year ended December 31, 2007 from $160.9 million for the year ended December 31, 2006. This decrease was primarily due to the sharp drop in product prices and margins which began early in the fourth quarter of 2006 and continued into 2007. Prices subsequently increased considerably during 2007, but margins were still below the levels in 2006 due to higher feedstock costs. The lower overall prices and margins were partially offset by the additional income from operations contributed by the Longview facility. In addition, trading activity resulted in a loss of $1.0 million in 2007 as compared to a trading gain of $18.6 million in 2006.

VINYLS SEGMENT

Income from operations for the Vinyls segment decreased by $14.3 million to a loss of $4.0 million for the fourth quarter of 2007 from the $10.3 million reported in the fourth quarter of 2006. This decrease was primarily due to lower selling prices for PVC pipe and significantly higher feedstock costs for propane and ethylene. PVC resin prices were higher in the fourth quarter of 2007 as compared to the prior year but overall margins were greatly reduced. Selling prices and margins for PVC resin and PVC pipe suffered in 2007 primarily due to weakness in the construction market. Sales prices and margins continued under pressure in the fourth quarter of 2007 with normal seasonal slowdowns and sharply increasing feedstock costs further reducing profits.

Fourth quarter 2007 income from operations for the Vinyls segment decreased by $9.4 million from the $5.4 million reported in the third quarter of 2007. PVC resin and pipe pricing could not keep pace with the sharp increases in feedstock costs, which resulted in margin deterioration. In addition, sales volumes for PVC resin and pipe fell due to seasonal slowdowns and reduced demand. The decrease was partially offset by higher caustic prices in the fourth quarter as compared to the third quarter.

Income from operations for the Vinyls segment decreased by $127.9 million to $30.0 million for the year ended December 31, 2007 from $157.9 million for the year ended December 31, 2006. This decrease was primarily due to lower selling prices for PVC resin and pipe and higher feedstock costs which were partially offset by higher sales volumes for PVC resin and caustic soda. Margins and demand in the first nine months of 2006 were very strong due to supply constraints resulting from the impact of Hurricanes Katrina and Rita. Selling prices, margins and sales volumes for PVC resin and PVC pipe fell dramatically in the fourth quarter of 2006 due to weakness in the construction market, falling energy prices and seasonal slowdowns. PVC resin and pipe margins remained under pressure during 2007 due to the continued weakness in the construction market, rising feedstock costs and the inability to raise prices sufficiently in response to these higher costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC in February 2007.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Tuesday, February 19, 2008 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (888) 680-0879, or (617) 213-4856 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 62539151.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Tuesday, February 26, 2008. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 53243054.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1747018 and the earnings release can be obtained via the company’s Web page at:

http://www.westlake.com/fw/main/IR_Home_Page-123.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlake.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands of dollars, except per share data)
Net sales	$850,552	$523,903	$3,192,178	$2,484,366
Cost of sales	807,532	492,866	2,920,778	2,087,883

Gross profit	43,020	31,037	271,400	396,483
Selling, general and administrative expenses	22,999	22,529	96,679	83,232

Income from operations	20,021	8,508	174,721	313,251
Interest expense	(5,642)	(3,163)	(18,422)	(16,519)
Debt retirement cost	—	—	—	(25,853)
Other income, net	1,654	3,013	2,658	11,670

Income before income taxes	16,033	8,358	158,957	282,549
(Benefit from) provision for income taxes	(2,793)	(6,039)	44,228	87,990

Net income	$18,826	$14,397	$114,729	$194,559

Earnings per common share
Basic	$0.29	$0.22	$1.76	$2.99
Diluted	$0.29	$0.22	$1.76	$2.98
Weighted average shares outstanding
Basic	65,257,622	65,202,414	65,234,828	65,133,628

Diluted	65,322,266	65,313,450	65,324,326	65,254,654

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2007	December 31, 2006
	(In thousands of dollars)
ASSETS
Current Assets
Cash and cash equivalents	$24,914	$52,646
Accounts receivable, net	507,463	308,903
Inventories, net	527,871	456,276
Other current assets	31,937	31,962

Total current assets	1,092,185	849,787
Property, plant and equipment, net	1,126,212	1,076,903
Restricted cash	199,450	—
Other assets, net	151,488	155,408

Total assets	$2,569,335	$2,082,098

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$441,262	$321,912
Long-term debt	511,414	260,156
Other liabilities	329,989	326,489

Total liabilities	1,282,665	908,557

Stockholders’ equity	1,286,670	1,173,541

Total liabilities and stockholders’ equity	$2,569,335	$2,082,098

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2007	2006
	(In thousands of dollars)
Cash flows from operating activities
Net income	$114,729	$194,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,514	86,262
Deferred tax expense	5,286	13,852
Other balance sheet changes	(161,363)	(57,489)

Net cash provided by operating activities	62,166	237,184
Cash flows from investing activities
Additions to property, plant and equipment	(135,725)	(136,258)
Addition to equity investment	(308)	(4,574)
Purchase of short-term investments	—	(216,510)
Sales and maturities of short-term investments	—	216,510
Settlement of acquisition purchase price	8,043	(235,674)
Proceeds from disposition of assets	190	222
Settlements of derivative instruments	2,995	(28,052)

Net cash used for investing activities	(124,805)	(404,336)
Cash flows from financing activities
Proceeds from exercise of stock options	328	1,849
Dividends paid	(11,778)	(8,802)
Proceeds from borrowings	326,584	249,185
Repayments of borrowings	(325,407)	(256,000)
Utilization of restricted cash	48,124	—
Capitalized debt issuance costs	(2,944)	(4,329)

Net cash provided by (used for) financing activities	34,907	(18,097)
Net decrease in cash and cash equivalents	(27,732)	(185,249)
Cash and cash equivalents at beginning of period	52,646	237,895

Cash and cash equivalents at end of period	$24,914	$52,646

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$605,569	$319,686	$2,175,053	$1,369,580
Vinyls	244,983	204,217	1,017,125	1,114,786

	$850,552	$523,903	$3,192,178	$2,484,366

Income (Loss) from Operations
Olefins	$25,596	$(2,570)	$152,563	$160,875
Vinyls	(4,038)	10,312	29,991	157,918
Corporate and Other	(1,537)	766	(7,833)	(5,542)

	$20,021	$8,508	$174,721	$313,251

Depreciation and Amortization
Olefins	$17,014	$15,869	$67,948	$51,741
Vinyls	9,038	8,386	35,419	34,391
Corporate and Other	37	33	147	130

	$26,089	$24,288	$103,514	$86,262

Other Income (Expense), net
Olefins	$(16)	$(11)	$155	$(12)
Vinyls	212	61	234	216
Corporate and Other*	1,458	2,963	2,269	(14,387)

	$1,654	$3,013	$2,658	$(14,183)

*	Debt retirement costs of $25,853 are included in the year ended December 31, 2006.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM

OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended September 30, 2007	Three Months Ended December 31,		Year Ended December 31,
		2007	2006	2007	2006
	(In thousands of dollars)
EBITDA	$86,769	$47,764	$35,809	$280,893	$385,330
Less:
Provision for (benefit from) income taxes	17,027	(2,793)	(6,039)	44,228	87,990
Interest expense	4,692	5,642	3,163	18,422	16,519
Depreciation and amortization	26,709	26,089	24,288	103,514	86,262

Net income	38,341	18,826	14,397	114,729	194,559
Changes in operating assets and liabilities	20,902	(40,950)	4,684	(57,849)	28,773
Deferred income taxes	1,580	(10,711)	4,235	5,286	13,852

Cash flow from operating activities	$60,823	$(32,835)	$23,316	$62,166	$237,184

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2007 vs. Fourth Quarter 2006		Fourth Quarter 2007 vs. Third Quarter 2007
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+38.2%	+51.2%	+8.8%	-2.6%
Vinyls	-1.9%	+21.9%	+0.3%	-9.5%
Company	+23.6%	+38.7%	+6.5%	-5.3%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 2006	March 2007	June 2007	September 2007	December 2007
Ethane (cents/lb)	20.8	19.9	24.3	27.6	35.2
Propane (cents/lb)	22.4	22.9	26.7	29.0	35.7
Ethylene (cents/lb) (2)	44.8	40.0	44.7	50.2	60.2
Polyethylene (cents/lb) (3)	68.0	67.0	72.7	79.0	86.3
Styrene (cents/lb) (4)	66.9	64.8	71.3	68.1	68.8
Caustic ($/ short ton) (5)	337.5	360.0	405.0	450.0	485.8
Chlorine ($/ short ton) (6)	322.5	297.5	322.5	322.5	322.5
PVC (cents/lb) (7)	57.0	53.3	59.0	61.3	66.7

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.

(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.

(3)	Represents average North America contract prices of polyethylene film over the period as reported by CMAI.

(4)	Represents average North American spot prices of styrene over the period as reported by CMAI.

(5)	Represents average North America spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.

(6)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.

(7)	Represents average North America contract prices of PVC over the period as reported by CMAI.